Exhibit 99.2

ZEBRA TECHNOLOGIES CORPORATION

Third Quarter 2003 Earnings Release Conference Call

Leader, Charles Whitchurch

ID #2903258

10/23/03

Date of Transcription:  October 25, 2003

ZEBRA TECHNOLOGIES CORPORATION

ID #2903258

Operator:

Good morning, and welcome to the Zebra Technologies Third Quarter Earnings Release Conference Call.  Joining us from Zebra Technologies are Mr. Charles Whitchurch, CFO, and Mr. Ed Kaplan, CEO of Zebra Technologies.  All lines will be in a listen-only mode until after today’s presentation.  Instructions will be given at that time in order to ask questions.  At the request of Zebra Technologies, this conference call is being tape recorded.  Should anyone have any objections, please disconnect at this time.  At this time I would like to introduce Mr. Charles Whitchurch, CFO of Zebra Technologies.  Sir, you may begin.

Mr. Whitchurch:

Good morning everybody.  I’m Randy Whitchurch, and welcome to our third quarter conference call.  As is our usual practice, we have some prepared remarks to make prior to opening the call to your questions.  And I’ll now turn the conference over to Ed for his remarks.

Mr. Kaplan:

Thank you, Randy.  Good morning everybody.  Thank you very much for joining us today.  Our third quarter was a very significant quarter for Zebra, and we’re quite excited to share with you some of the progress that we’ve made.

I really have three bullets here that I want to review with you.  On the financial front, we’ve delivered record sales and record net income.  In addition, our stock is trading at record levels, actually at an 87.00 dollar pre-split number.  Our market cap is approaching 3.0 billion dollars, and our cash position now stands at over 400 million dollars, so we have an extremely strong balance sheet.  So the financial picture looks excellent.

Second, several segments of the business operated at record levels in the quarter.  This is notable because Zebra, like many other companies within the technology sector, started to experience softness in mid-2000.  And we have now recovered to the point that we are exceeding the numbers that we had achieved back in 2000 when all the records were set.  And specifically our mobile printer business set a record in the quarter.  In the Asia Pacific region our sales were at record levels.  Our card imaging business, that’s photo ID card printers and the associated supplies that are sold into that marketplace, is also operating at record levels.  And if you look broadly across our hardware product lines, as well as our software sales, all of those are at record levels, so we indeed achieved a number of records.

Finally, I would like to comment on RFID from both a market development perspective and Zebra’s progress, which we believe to be impressive.  We all know the potential benefits of the technology and the opportunity for vendors are significant.  In the quarter, Wal-Mart’s top 100 Initiative moved forward, and their commitment to a Q1 ‘05 rollout has been confirmed.  In addition, the Department of Defense made announcements that are very encouraging for the industry.

Zebra announced three new products at the EPC Symposium on September 16th.  Some of these products were printer/encoders built around Zebra’s popular Z4 platform.  These expanded the range of Zebra printer/encoders offerings to now three platforms.  In addition, we announced the third product, which has the potential to significantly impact the development of RFID.  The product is called Alchemy, and indeed it is an enabling technology.  The input to the machine is RFID inlays, which are comprised of chips and antennas, and pressure sensitive labeling material.  The output is an encoded and printed Smart Label.  This automated process dramatically reduces the cost of Smart Labels and produces very reliable labels since each one is read and defective inlays are discarded before dispensing the Smart Label.  We know of no other machine that has these attributes.

Before I get too far into the presentation, I would like to remind you of the following.  Certain statements we will make in this call will relate to future events or circumstances, and therefore will be forward-looking statements within the mean of the Securities Litigation Reform Act of ‘95.  In particular, any statements we make regarding our financial forecast in the 2003 fourth quarter, and expectations about trends in the company’s business will be forward-looking statements.  The forward-looking statements involve risks, uncertainties, and other factors that could cause Zebra’s actual results to differ materially from those expressed or implied by such forward-looking statements.  Additional information concerning such factors is available in the press release issued today by Zebra, as well as Zebra’s filings with the SEC.  In particular, we direct your attention to the company’s Form 10-K for the year ending December 31, 2002.  Now back to the meeting.

Record sales exceeded the previous peak established in the second quarter of 2000, and highlighted third quarter results.  In addition to the new sales records in the areas just mentioned, we have sequential and comparable growth in North American sales.  Near record operating income exceeded sales growth and accompanied a robust 25% operating margin.  We generated 20 million in cash and ended the quarter with better than 420 million in cash and investments on the balance sheet.  One-time items that affected non-operating income notwithstanding, we also achieved record quarterly net income.  Our investments in key growth areas are clearly paying off.  They contributed to current sales and position Zebra for further growth over the near and long-term.  So let’s review some of these developments.

Global expansion – The continued strength of our international business, which was up 15% for the quarter and 17% for the year to date, reflects the success of our global investment strategy.  As we discussed with you during the second quarter conference call, we added more than 30 sales and application engineering positions to international regions over the past year.  These people now have one more quarter of experience with Zebra.  They are gaining traction and making more meaningful impact on the business by uncovering more and larger business opportunities.  Overall, the tone of international business continues to improve.

Our investments in sales representation earlier in the year in China contributed to the record sales in the Asia Pacific region.  Broader distribution throughout the region led to shipments in a variety of applications.  The outlook for further high levels deployment of bar coding technologies in this region remains hot as China in particular continues to build infrastructure to support its rapidly developing market economy.

These same trends apply to Latin America.  New representation in Monterrey, Mexico is working closely with reseller partners to implement bar coding solutions for companies along the U.S. border.  Consistent with our goals of placing in-country representation, their presence has uncovered additional business opportunities that we expect to happen beginning next year.

An increasing number of mobile applications supported growth in

Europe.  We made our first shipments of printers to an important technology leading retailer for shelf labeling and pricing applications.  These shipments broke new ground with European retailers.  Now an expanded mobile team is working with other retailers to adopt these solutions, as well as with other companies to proliferate queue vesting, onboard train ticket and receipt printing, and other solutions across the continent.

Over the years we have consistently expanded our product line to offer the industry’s broadest range of thermal bar code label printers.  In 1998 we added desktop and card imaging printers to our portfolio, and in 2000 mobile and wireless printing solutions.  The third quarter can be characterized as the emergence of mobile and wireless printing technology.  With the breadth of our product offerings increased, our international growth has been significant, and sales through our distribution channels have materially improved.  These efforts resulted in record shipments of mobile products for the third quarter.  In addition to the major European order I just mentioned, we began shipping the wireless QL320 printers to assist retail delivery and rack jobbers to complete in-store transactions.

Shipments also began against a multi-year, multi-million dollar agreement to supply a major retailer with our PS21-22 transportable printing solution for item marking and shelf labeling applications.  This is basically a device that rolls around the store, and includes printers and terminal devices that can be used in the shelf labeling and item marking application.

We also supplied printers for a new price verification application.  Here, large retailers turned to Zebra for products to comply with new state legislation.  These laws permit retailers to omit marking individual products, but still label shelves, if a verification system is available for consumers to look up prices.  Currently only a few states permit price verification systems in lieu of individual product marking, and several are considering similar legislation.  Overall, the pipeline for mobile products remains full with a growing number of non-retail applications in the mix.

Our success in mobile printing underscores our commitment to product development. Innovative products such as the QL family and the PS2122 are meeting a broader range of user needs.

For the third quarter 23% of printer sales are derived from products introduced over the prior 18 months.  This number remains high as our 110XI3+ high performance table top and QL420 mobile printers introduced earlier this year are meeting with excellent market acceptance.  I should also note that the innovation and quality built into our Z series printers introduced in the fourth quarter of 2000 are helping to hit new sales highs.  We recently announced enhancements to this line to keep it a best seller, and I will discuss later recent introductions of Smart Label printers and coders that position Zebra for substantial incremental growth in RFID.

The third element of our growth strategy remains our solutions orientation and our goal of delivering high growth applications to vertical markets.  To date, we directed our investments in organizing our company around helping customers solve business problems.  We created vertical market teams, identified applications into which our products are sold in both channel relationships to deliver those solutions.  Our strategic alliances with well-known software developers and system integrators have already yielded meaningful pieces of new business.  Our activities have been directed at improving the health and vitality of our channel partners.  I am pleased to report that our partners’ first program, introduced in July, is helping to improve the business model of established partners.  It is also attracting new buyers, integrators and software developers who can assist us in penetrating targeted vertical markets.  In just a few months, we established relationships with about 100 new alliance associates to help us achieve our vertical market goals.  The ongoing investments we are making in our business gives us the optimism for further growth and our ability to deliver increasing stockholder value.  Our geographic expansion, product development, and sales and marketing initiatives continue to distance Zebra further from the competition.  Our brand equity, substantial financial resources, geographic diversity and technology portfolio are raising the awareness of Zebra even further and providing even more growth opportunities.  Following Randy’s remarks, I’ll return to give you some perspective on how Zebra is positioned to benefit from radio frequency identification and other emerging opportunities.

Now here’s Randy who will review details on third quarter results and share our outlook for the fourth quarter.

Mr. Whitchurch:

Thank you, Ed, and good morning everyone.  As Ed mentioned, third quarter results were really excellent.  Record sales and net profits, strong free cash flow, outstanding results in mobile printer sales, 25% operating margin, operating income growth of 18% on sales growth of 9% against a tough year ago comparison.  So let’s review some details of the sales results.  And keep in mind here that we achieved the sales growth against a difficult comparison of unusually strong sales in last year’s third quarter.

Hardware sales were 102,764,000 dollars, up 8.6%, and now comprise 76.3% of third quarter sales.  Supplies were up 14% to 24,436,000, and now comprise 18% of sales.  Service and software was 6.068,000, slightly down from last year, and 4.5% of sales.  And we realized 415,000 dollars from hedging activities on forecasted revenue flows.  Both bar code and card imaging products grew on a comparable and a sequential basis.  Our sequential growth on a consolidated basis of 3.7% was particularly notable, not just because the third quarter is normally flat, but because the growth was centered in North America, and denotes continuing improvement in business conditions within our largest and most important market.

Consistent with its high growth profile, card imaging set another new quarterly sales record.  We had success with several large deals, and continue to gain ground on our competition both here in the United States and internationally.  As Ed mentioned, we also had strong growth in wireless products as our investments in this product line are enabling us to meet more of the needs of the growing mobile workforce.  Our QL series of mobile modular printing devices is gaining excellent reputation in the market, particularly among our channel partners.

We also set new records in hardware and supply sales.  Revenue from hedging activities is a new line in our sales breakdown, and results from our program to hedge a portion of our projected Euro denominated revenues.  As I mentioned, we benefited by 415,000 dollars from this program in the third quarter.

We had excellent results of sales in Europe with sales of 40,759,000 dollars aided by a strong Euro and up 18.6%.

European sales were 30.3% of total sales for the quarter.  Mobile printing applications continued to do particularly well in Europe.  I believe Ed mentioned an important retail account where we displaced a competitive product.  However, it’s important to appreciate that sales were well distributed across a large number of channel partners, and we are encouraged by signs that the European economies are beginning to strengthen.

Sales growth was particularly strong in Asia Pacific where greater Zebra in-country representation put in place last year and in the first quarter helped us to achieve record sales of 10,558,000 for the region, up 23.1% to 7.8% of total sales.

Latin American sales were down 8.1% to 7,573,000 dollars against a quarter a year ago where we had record shipments fueled by two unusually large transactions.  Given the relative small size of this region, 5.6% of total sales results are, and will continue to be, volatile quarter to quarter, and will be affected disproportionately by large transactions.  Total international sales were up 15.1% to 43.7% of total sales.

North American sales were up 5.2% from a year ago, and 8.1% from the second quarter of this year.  North American sales have now increased for five consecutive quarters.  We’re particularly encouraged by the sequential growth results in North America because it indicates an acceleration of strength in this our largest and most important market.

The strength of sterling and the Euro versus the dollar benefited sales in the third quarter.  Foreign currency translation added about 4.9 million dollars to sales compared with last year.  Sequentially, foreign exchange was a non-issue.  I expect, however, to receive continued benefit from favorable exchange rates on a comparable basis in the upcoming quarter.

A gross profit margin of 50.3% was up 1.2 percentage points from last year, but down a point from the second quarter.  Higher production volumes and favorable foreign exchange rates continue to have positive impact on profitability.  The decline in gross margin from the second quarter was primarily due to a shift in product mix as we shipped record volumes of mobile printers.  Operating expenses of 34.1 million dollars were at the low end of our forecasted range.  The increase of 8.1% was caused by payroll expenses as we added headcount in sales, marketing and engineering to support our geographic expansion, vertical market and product development strategies.  The balance of the increase was the result of higher legal expenses, mostly spent to support intellectual property work, and to establish legal presence in new geographic territories.  Operating margin was 25%, and operating profits increased 16.7% over last year on a sales increase of 9.3%.  Sequentially, our operating profits were up 6.5% on a sales increase of 3.7%.  So both comparably and sequentially, operating profits increased faster than sales.  I believe that’s good news for shareholders whenever you can increase your profits faster than you can grow your sales.  So that’s good from both a comparable and a sequential basis.  And I think if you look at the year to date results, you’ll see similar numbers, with sales being up 11.4%, income from operations being up 26.3%, and earnings per share being up 29.1%.

In the third quarter we reported an investment income loss of 982,000 dollars due to a year to date accounting adjustment to properly amortize the premiums on bonds held in one of our fixed income portfolios.  Excluding this adjustment, the portfolio earned a pre-tax return of approximately 1.4%.  Year to date investment income of 4,474,000 dollars is correctly stated, and represents an annualized return of approximately 1.3%.

Our tax provision for the quarter was reduced to 28.9% because of a favorable ruling by the IRS on our application for refunds on research and experimentation tax credits earned in prior years.  This is a one-time event totaling 1,947,000 dollars, and completely offset the year to date investment income adjustment I just mentioned.  Going forward, our tax provision rate will return to 35%.

Net income set a new record for Zebra at 22,999,000 dollars, an increase of 15.8%.  Earnings per share were 48 cents, up 14.3%.  Not surprisingly, free cash flow was a strong 20 million dollars, boosted by sequential improvements to inventory churns and DSO.  Net cash and investments at the end of the quarter were 422.6 million dollars.

We remain very optimistic about Zebra’s prospects in 2003 and beyond.  As stated in our press release, we expect fourth quarter sales will be in the range of 135 million to 140 million dollars, and earnings in the range of 45 to 50 cents a share.  The low end of our sales guidance matches the high end of our guidance for the third quarter.  Our forecast include a 1.2 million dollar restructuring charge related principally to closing our facility in Varades, France, and the consolidation of operations into other Zebra facilities.  This consolidation exercise will increase operating margin, and give us greater efficiency in our product development and manufacturing activities.  We anticipate that the total charge for this restructuring through 2004 will approximate 2.3 million dollars and will be recognized over the course of the next several quarters.  Our forecast implies a gross margin in the range of 50% to 51.2%, and operating expenses between 36 and 37 million dollars, including the restructuring charge I just mentioned.  With this forecast Zebra will achieve record sales in 2003 of approximately 528 million dollars, up 11% from 475.6 million dollars in 2002, and exceeding 500 million dollars for the first time.  The midpoint of our annual earnings would be $1.90 a share, implying 24.2% growth over the $1.53 earned in 2002.

That concludes my formal remarks. Thank you for your attention, and I’m going to return the call to Ed for some closing comments.

Mr. Kaplan:

Thanks, Randy.  This morning we discussed with you how our growth strategy over the past two years have brought us to this point of achieving new records in sales and income.  The strength and resiliency of our business lies in its diversity, in the depth and breadth of its products, the geographic regions served, our multiple channels of distribution, and the ever-expanding number of end markets that rely on Zebra for reliable bar code and card imaging printing.  During the first half of this year, much of Zebra’s growth was derived from its string of international operations.  The third quarter saw the emergency of more mobile and wireless printing applications.  Looking to the fourth quarter and into 2004 we expect to see more profound impact from our work in developing applications for high growth vertical markets.  All of these activities will have an enduring effect on our business.  They also provide for large incremental growth opportunities over the longer term.

In life sciences, many of you are aware of the FDA’s pending mandate to bar code drugs at the unit of use level to help reduce too many errors that occur in drug delivery.  We believe this mandate will be a catalyst for healthcare systems to adopt bar coding and other auto ID technologies more broadly, clearly an area where Zebra stands to benefit.

Zebra is also well positioned for long-term growth in radio frequency identification or RFID.  Since Wal-Mart’s announcements in June, the Department of Defense also issued a statement of its intention to mandate the use of RFID for compliance labeling purposes among its suppliers, also with a January 1, 2005 implementation date.  Zebra has established itself as a leader in enabling the last ten feet of RFID connectivity with Smart Label printer encoders.  Smart Labels provide the benefit of human readable information and bar codes on a label, and encoded transponder embedded within the label.  Smart Label sits squarely with upcoming RFID compliance labeling initiatives.

The question investors ask most often is why is Zebra better positioned than the competition to benefit from the implementation of RFID technology.  Put simply, RFID is a natural extension of our leadership in providing bar code labeling solutions, and are like bar coding.  The answer begins with products.

We have extended rapidly emerging RFID technology into our leading line of bar code label printers.  Zebra began introducing RFID with printer/encoders back in September of 2000.  This experience, plus working with early stage adaptors of the technology and other companies active in RFID development, led us to introduce the first EPC compliant product this past September.  We unveiled two version of the new R4MPlus.  One is configured for UHF class zero transponders, the other for class one protocols.

We also previewed our new R110 Alchemy, a truly unique product compared with a standalone printer encoder.  Alchemy is a printer applied engine that integrates with the company’s automated labeling processes that are typically used for consumer goods and other high volume labeling applications.  This gives the users exceptional flexibility to toggle between printing a Smart Label for compliance with Wal-Mart’s initiative, and a traditional bar code label for those customers who don’t require one.  With the ability to create a Smart Label on demand, this patented printer has significant cost advantages over other RFID smart label systems.

By avoiding the need to use pre-converted smart labels, Alchemy reduces the cost of smart label about 30%.

The R4MPlus and R110 Alchemy are the beginning of our product road map.  We plan on introducing several RFID-related products as we progress through 2004.  Our spending on RFID has grown in each quarter in 2003, and is planned to increase as well in 2004.  In the third quarter we made a substantial increase in engineering resources devoted to RFID projects.  RFID also builds on Zebra’s customer base and brand equity.  More than 90% of the Fortune 500 companies use Zebra printers.  With more than 3.0 million printers sold, many of the largest manufacturers use Zebra printers in their operations.  We are already working with several of these companies on implementing RFID technologies, both to prepare for the coming implementation in the retail supply chain, as well as for the potential adoption in other industries such as small package delivery and aerospace.  These early adopters have the confidence in Zebra solutions, and build on our reputation of providing reliable and durable products used in mission critical applications.  In short, these companies are minimizing implementation risks by working closely with Zebra.

Our leadership position in bar coding and demonstrated expertise in RFID has led to advisory roles at a highly collaborative level with other RFID technology leaders.  Companies recognize that Zebra is part of the RFID solution.  Our financial position gives us the resources to devote to the technology.  As you can see, we view RFID as an important growth opportunity.  While the exact timing of implementation is still uncertain, and several hurdles remain, the pace to adopt the technology appears to be gaining momentum.

Another question often asked is if RFID spells the demise of bar coding.  While the growth of RFID appears imminent, the outlook for continued growth in bar coding solutions remains bright.  Bar coding and RFID are complementary technologies, each offering tangible benefits.  The resources Zebra has brought to bear on its growth strategy has been able to reach new heights.  Our expanding worldwide presence, growing portfolio of products and technologies, and greater industry leadership position the company for further growth as we pursue near term demand creation opportunities and cultivate business in emerging sectors.  All of the company’s attributes, including leading brand equity and market share, exceptional financial strength, strong management, and tremendous engineering resources, continue to make us optimistic about Zebra’s future.

We would now be pleased to answer any questions you might have.

Operator:

At this time I would like to remind everyone, in order to ask a question, please press star, then the number one on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.  Your first question comes from Jeff Rosenberg from William Blair.

Mr. Rosenberg:

I guess the first question I wanted to ask Randy is to kind of hone in on your comments about operating income growing faster than revenue as it has been.  If we look at a scenario where revenue has continued at sort of a comparable growth rate looking out into next year, is that sort of leverage something that you believe can continue?  Can you talk a little bit about the ability to continue to grow profits faster than sales?

Mr. Whitchurch:

Jeff, that’s kind of going to depend on what happens with gross margin.  Of course, our belief is that we still have opportunities for improving the cost structure of the products that we manufacture.  We do have an internal objective of growing our operating expenses at rates that are lower than our sales growth rate.  So given the variability that’s inherent in the unpredictability of product mix and somewhat on exchange rates obviously, yes, I would expect to be able to get some operating leverage out of the business.

Mr. Rosenberg:

Okay.  And then I wanted to follow up also on an RFID comment.  I think you talked about the fact that during the quarter that Wal-Mart made some forward progress in terms of their initiative, and reaffirmed the Q1 ‘05.  Can you talk about what you’ve learned since the initial sort of mid-June talking that they did publicly?

Mr. Kaplan:

Well, basically they’ve had several meetings with vendors of technology and vendors of consumer products that are sold in the stores.  And they have also gone ahead and put together an RFID laboratory where they are testing various products and system software to stimulate the circumstances that they’re going to face in the store environment, in the distribution center environment.  And there has been skepticism on the part of some folks as to how aggressive the date is in terms of implementation of this first phase of this pilot phase.  And they have reaffirmed their commitments to those dates and the seriousness of those dates, so that would give you somewhat of a summary of the interactions.

Mr. Rosenberg:	Great. That’s helpful. Thank you.

Operator:	Your next question comes from Peter Barry from Bear Stearn.

Mr. Barry:	Good morning, gentlemen. Just to follow-up on that question, might we ask you, given the hurdles that you see, whether they be technological standards or economics driven, is it a realistic deadline?

Mr. Kaplan:

We think that – actually we’re very confident at Zebra that we will be able to deliver product to them that conforms with their standards – actually deliver to their suppliers in time to meet the deadlines.  However, there are elements that are outside the range of the offerings that Zebra has, and I really don’t have enough information to be able to say whether or not other people are going to be able to accomplish the delivery of their products and do the necessary integration to get the system to work properly.  I will say that in terms of system operability that I think that Wal-Mart is taking a very smart approach to this in that in essence what they’re looking for from the RFID chip is the same information that is on the bar code label that is attached to the product.  So if you look at the Smart Label, you’ve got a bar code identification that’s optically read, and then embedded in that label you also have the same bar code information, but in electronic form, in RFID form.  And so that means that what you’re really doing here is you’ve got two ways to get the data into your system, and your system is going to operate on exactly the same data.  So you can be easily checking to see whether the system is operating properly.  It’s essentially a redundant approach in the implementation.  So I think that’s going to be very, very helpful.

Mr. Barry:

A couple of currency questions if I might.  You mentioned 4.9 million dollars of top line impact from foreign exchange.  Would it be overly simplistic for us when looking at a constant currency performance for Europe, simply to strip out that 4.9 million, which then suggests about a 4.3% year to year improvement in revenues on a constant currency basis?

Mr. Whitchurch:	In Europe, that’s exactly what you would do.

Mr. Barry:	What currency assumptions are you making for the fourth quarter?

Mr. Whitchurch:

It will fluctuate.  Actually, the assumptions we’re making actually is that we will benefit because the rate a year ago, our average exchange rate, was essentially at parity.  And right now I believe the Euro is trading nominally at $1.15 or $1.16 or thereabouts.  So I think it’s highly unlikely we wouldn’t have some benefit in the fourth quarter.  And again, we have already hedged out 8.0 million Euros of revenue flows at about $1.17, so we’ve locked in that.  So we’re going to have some benefit in the fourth quarter.  Our opportunities for those kinds of benefits though, as we move into the new year, will dissipate because the currency has started to strengthen materially in the first quarter of 2003.  So on a comparable basis, depending on which way the currency moves, we’ll have smaller gains, or essentially be at neutral, or maybe it could even be lower than that.  Obviously it depends on where the currency is going and nobody knows that.  So that’s where we are.  But fourth quarter looks pretty solid as having some fairly decent currency gains built into it.

Mr. Barry:	A couple of other odds and ends. Randy, can you provide us any broad ‘04 guidance at this point?

Mr. Whitchurch:

No.  I mean I could, but I won’t.  Quite honestly – and I don’t mean to be cute about that, but our plans for ‘04 are still being formulated.  I think Ed’s comments indicated a high degree of confidence or optimism about the year based on a variety of business strategies that we’re working on – the international expansion, the vertical market growth.  And clearly the RFID initiatives by Wal-Mart and the DOD are going to have, we believe, the potential for some very material impact on Zebra on ‘04, depending on the timing of these various implementations.  So we’re very optimistic about ‘04, but we’re going to decline the opportunity to give you specific guidance at this time.  You’ll have to wait until February for that.

Mr. Barry:	And we’ll be doing so. Ed, two questions for you please. Supplies clearly have established a new revenue level.  Could you talk about the upside potential there as it relates to your vertical market strategy, and what the margin experiences have been and might be?  And if you could, provide with a little more color on the card imaging business?

Mr. Kaplan:

Okay.  Relative to supplies, and specialty supplies in particular, that is really where our focus is.  We focus there because we think we can deliver more value to the customer.  We can retain the business more successfully.  We are utilizing a variety of methods to get to the customer.  We are utilizing the web, we’re using tele-sales approaches.  We are utilizing our channel structure at both the distribution level and the bar level.  And so we are working in all of those areas.  We did announce – I think you probably have seen recently – some anti-counterfeiting materials, which are very exciting.  It’s an area of major problems in terms of people ripping off other peoples’ brands around the world.  And so we’ve gotten some interesting reaction with that kind of technology.  So that’s what’s going on in supplies.

In the card business, essentially we have expanded the breadth of our product range, and we have offered products with more security features built into them at the high end of our range, which has attracted certain customers.  And by the same token, we have gone ahead and taken and introduced products at the lower end of the market where the volume requirements are less, and consequently speeds are lower, footprints are smaller, and the cost of products are more attractive in certain market segments.

And we also in the area of the card business have been doing well relative to the supply stream that go together with the printers.  You’re utilizing in these applications a printing method known as dye diffusion.  And with dye diffusion you utilize a panel ribbon, typically a four panel ribbon, in these applications.  And we’ve developed some high quality ribbon material, and that’s attractive to the customers as well.  So that’s some color, to use your word, on the card business and on supplies.

Mr. Barry:	Does the card imaging supplies business show up in your supplies line? So I guess it’s not all printer driven I gather?

Mr. Kaplan:	That’s right. The supplies portion is partly – is included in that supplies number that we give you. Peter, you’re up to about eight questions so far. This means that in the next three conference calls, you can’t say anything without special permission.

Mr. Barry:	Excuse me. You put no limits on this call. That’s it for me. Thanks.

Mr. Kaplan:	Okay.

Operator:	Your next question comes from Chris Quilty from Raymond James.

Mr. Quilty:

Good morning, gentlemen.  A quick question.  This is the first time I’ve heard you really get excited and in detail about the mobile printing line, or at least where it seems to be a highlight for you.  And this is subjective, but could you give us an idea of whether the growth in that business is coming from the increased wireless capability or is it perhaps better penetration of international markets that’s driving it?  And just a separate question for Randy.  If you can tell us what the hell is wrong with the Cubs?

Mr. Kaplan:	Congratulations by the way. They snuck a game out last night, didn’t they?

Mr. Whitchurch:	He’s not a Marlin’s fan?

Mr. Kaplan:	Isn’t he?

Mr. Whitchurch:	No.

Mr. Kaplan:	We just heard from a Yankee fan before you.

Mr. Quilty:	Just taking a cheap shot.

Mr. Kaplan:

Okay.  Let’s talk about mobile, and what’s happening in mobile.  We acquired Comtec in the beginning of the second quarter of 2000.  And at that point in time the company was very much oriented to selling products pretty much only in the United States and selling products - mostly selling them direct to large account sales.  And that was the way they came to market.  And we thought that Zebra delivered the opportunity to leverage certain capabilities that could improve the business substantially.  And I’ll focus on two of those at this point in time.  And one being that we have an international presence, and a rather substantial presence within Europe.  And so we established a focused team of people in the area of mobile applications.  We went after some very particular vertical applications for utilizing mobile technology.  And what has happened here over this time period since 2000 is we have really made a market, developed a position for ourselves in Europe for this technology.  So that’s one important element of development.

The second is the development of channels.  Whereas products were sold basically direct to end users, perhaps with the assistance of some integrators, today what we are doing is marketing some of the products in the product range through channels of distribution.  And this means is Zebra is selling to VARs, which in turn are reselling to the user applications.  Or in some cases we are selling these products through two step distribution.  So we’ve really taken advantage of some of the areas where Zebra has expertise and extended this.  We also have gone ahead and taken a different approach to the products, which have evolved here, and we’ve made products now that are very rugged.  They are modular.  We have quality systems that have been implemented to be able to give us greater assurances of what comes off the assembly line.  And so basically we’ve improved the product from a feature set perspective and from a quality and durability perspective.  And I think it’s those factors that have contributed to the success.  And, yes, we’re operating at record levels, and I would anticipate this would be one of the higher grower areas for Zebra in many years to come.  There certainly is a broad based development in terms of wireless technology that we’re seeing showing up in the world of the PC’s and the world of mobile communications.  And that is help us because there’s more software around in other products that can be put into mobile networks.

Mr. Quilty:	Okay. And it sounds like it’s more better distribution, better market penetration than necessarily the wireless capability, which has been around in one form or another.

Mr. Kaplan:

No, the wireless capabilities, over the course of our ownership here, have changed.  The speeds within a network environment that you’re able to operate wireless today are dramatically better than it was at the time we acquired the company.  So there’s definitely been – technology has improved.

Mr. Quilty:

All right.  And a follow-up question on the ID card printer business.  You had mentioned better performance in the consumables, and I know that’s been an ongoing problem with gray market ribbons.  Is that comment directed to the 310i, which has more proprietary consumables and the impact that that’s having, or are there some other trends within the industry in the gray market?

Mr. Kaplan:

I think it is the quality of the images that you’re able to produce with the ribbons that we’re providing.  We are offering choices that were not offered in the past.  And there are features that are in the I series of products that are attractive features to the customer base and to the distribution channel.  So I think those are the reasons behind that.  I don’t know, or have in front of me, comparative numbers in terms of the percentage of our business that is in supplies and relationship for the hardware.  I don’t suspect that it’s changed all that dramatically.

Mr. Quilty:	Okay. And I’ll stop it there so I don’t get the Peter Barry treatment.

Operator:	Your next question comes from Reik Read from Robert W. Baird.

Mr. Read:	Good morning. I just want to go back to the RFID Alchemy product for a second. Ed, can you talk about, one, do you have any pilot commitments from customers and, two, when will that start to ship?

Mr. Kaplan:	I think the shipments are expected in the second quarter of ‘04 and, yes, we do have commitments.

Mr. Read:	And then you had mentioned a second ago that you are in the process of putting more resources towards RFID. Should we expect that there would be a material incremental expense off of that?

Mr. Kaplan:

We’ve not put together the ‘04 budgets.  We’re in the process of doing so.  But just generally speaking, we have – we’ve been in this RFID thing in terms of making investments for a long period of time.  But I will tell you, in ‘03 the level of investments has increased materially.  And they’ve increased because prior to ‘03 they were primarily investments in our technology area of the business where we’ve made prototype machines, feasibility models, and low production of product to do beta testing in the marketplace.  We have now moved beyond that to where we have people who are development engineers that are taking the products and preparing them for higher volume manufacture.  And we have marketing people that are spending their time with people like Wal-Mart and the Department of Defense and many others for that matter in terms of assisting them in terms of evaluating and implementing systems.  So the headcount that goes into the RFID area is increasing.  There’s no question that in ‘04 the increases will be significant in relationship to ‘03, and ‘03 was much more than ‘02 was prior to that.  I mention ‘03 in the context that when you’re looking at our P&L, while Zebra strives very hard to go ahead and deliver increasing revenues and increasing profits, the work that’s being done in RFID has been up until this point very much just investment dollars with no revenue coming from it, or the revenue is small enough to be – not really count for much.  In many cases we’ve given people test machines for just evaluation.  No charges at all or consignments.  And so what we’re doing is pouring money into RFID and not seeing any real revenue.  So when you look at the results that we’ve achieved, actually I think they’re pretty good because we’re doing it in an environment of investment without return in one segment of our business.

Mr. Read:

Okay.  That’s helpful.  And I just want to go back to one other thing you had mentioned before – is the healthcare catalyst with the FDA.  That’s been out there for a while, and I guess I’m wondering – is that something that you’re starting to see accelerating or has it been, or what’s the slope of that right now?

Mr. Kaplan:

The expectation is that the FDA will – this is out for comments.  They received comments, and by the end of the year that is expected to be approved.  Basically their approval is really an enabler.  It in itself doesn’t mean that much in terms of business.  It’s taking the bar codes that are used on the prescriptions, and then combining those with other capabilities, other customer needs, to ultimately put in systems.  And we are working with a variety of companies who are developing those systems.  So my expectation is that we’re going to see system implementation in ‘04 in applications that will utilize bar coded prescription drugs.

Mr. Read:	Thank you.

Operator:	Your next question comes from Mark Roberts from Wachovia Securities.

Mr. Roberts:	Good morning. I actually have several questions, but I’ll try my best to keep it under the established eight question limit.

Mr. Kaplan:	Peter, you’ve developed a reputation.

Mr. Roberts:	The lower gross margins sequentially, and my understanding is you said the mix shift was more towards mobile printers.

Mr. Whitchurch:	Yes, that’s correct. They are a greater percentage of our sales mix, and they had been in the prior – well, in any prior quarter actually.

Mr. Roberts:

Okay.  Our perception is that the mobile printer business is kind of an inherently more price competitive business with a larger number of competitors out there.  Is that the reason for the lower margins, or do you see some substantial opportunities to increase manufacturing efficiency?

Mr. Kaplan:

Actually the number of competitors in the area of bar code printers used in mobile applications is relatively small.  There really are many, many fewer companies that participate in that space.  However, I think it’s an issue of the benefits that the customer gets from the technology, and the volumes of these kinds of products that are being produced.  We are definitely on a curve where the volumes are going up and our manufacturing costs should be going down.  I think we should be seeing material changes in manufacturing costs in the mobile printer area.

Mr. Roberts:	Okay. So we shouldn’t assume going forward that mobile printers will always have a lower gross margin than desktop?

Mr. Kaplan:

No, I don’t think you should assume that.  I don’t have specific – to tell you what percent higher or lower versus other products.  But I would definitely say that we would expect to see our manufacturing costs for mobile printers improve pretty substantially in the next year or two.

Mr. Roberts:	Okay. And on the restructuring charge, Randy, is it 1.2 million in the fourth quarter?

Mr. Whitchurch:	Yes, that’s correct.

Mr. Roberts:	And that’s about two cents a share?

Mr. Whitchurch:	That’s about right, yes.

Mr. Roberts:	So without the restructuring charge, the EPS guidance would have been like 47 to 52 cents?

Mr. Whitchurch:	That’s correct.

Mr. Roberts:	Okay. And I didn’t quite get this down. Are you expecting an additional 2.3 million in restructuring charges?

Mr. Whitchurch:	No, that 2.3 would include the 1.2.

Mr. Roberts:	Okay. So that’s cumulative through the end of ‘04?

Mr. Whitchurch:	Exactly.

Mr. Roberts:	Great.

Mr. Whitchurch:	And recognize that those are estimates right now. And they will be recognized quarter by quarter as the costs are incurred in 2004.

Mr. Roberts:	And the 36 to 37 million in operating expenses you’re anticipating for the fourth quarter, that includes the 1.2 million charge?

Mr. Whitchurch:	Yes, it does.

Mr. Roberts:	And I’m assuming that you’ll recognize that in G&A or on a separate line?

Mr. Whitchurch:	It will be on a separate line on the P&L.

Mr. Roberts:	Okay. That’s all I had. Thank you very much.

Mr. Whitchurch:	You’re welcome.

Operator:	Your next question comes from Greg Halter from LJR Great Lakes

Review.

Mr. Halter:	Congratulations on a very good quarter, and it looks like good future results as well.

Mr. Whitchurch:	Thank you.

Mr. Halter:	I wonder if you could comment on the percentage that Scan Source represented of your business, and if there’s any large customers over 10 percent?

Mr. Whitchurch:

Scan Source I believe was 15% of sales in the third quarter.  And I think their sales, and in general, sales through distribution accounts in the quarter were quite strong.  And from our perspective, that’s a very positive indicator because there’s no – these distributors sell to a very broad cross-section of small VARs, who in turn sell clearly to thousands of end user accounts.  So it’s kind of a harbinger of strength in the overall broad market for the kind of products that we sell.  So we’re quite encouraged about what’s going on with our distribution customers.  And there were no other customers that were even close to 10%.  But again, Scan Source, you’ve got to look at that number as representing really many, many more customers because they sell to other VARs and then to end users.

Mr. Halter:	Right. And not that this is bad, this is great, but with $9.00 a share in cash or about 68% of your equity, I’d just like to get your comments on what you’re going to use with that boatload of money.

Mr. Kaplan:	Christmas is coming. We continue to seek out acquisition opportunities, and sooner or later something will happen.

Mr. Halter:	Any thoughts on a dividend?

Mr. Kaplan:	We’ve discussed that.

Mr. Halter:	Okay. Thank you.

Mr. Kaplan:	Yes.

Operator:	Your next question comes from Eric Ende from First Pacific

Advisors.

Mr. Ende:

Good morning.  I have two unrelated questions.  The first one – Symbol issued a press release about a month ago speaking about a contract they had made to help New York City issue parking tickets more effectively, which included the sale of a large number, maybe 1500, mobile thermal printers.  Could you just kind of talk in general about Symbol’s competitive significance as a printer supplier?

Mr. Kaplan:

Well, if it works out, in the case of Symbol, we are supplier to Symbol, however, we are not the only supplier to Symbol.  So sometimes we view the situation as when they make a sale, we make a sale.  And sometimes we view them as when they make a sale, they’re competition with us.  And as an example, there was a press release that was put out quite recently about an implementation in the police department as well in Los Angeles.  And that was a press release that was put out by Symbol and an integrator.  But it turns out that the printers that were used in that particular application were all Zebra printers, so even though it was a Symbol announcement.

Mr. Ende:	So you’re sometimes a competitor and sometimes a partner?

Mr. Kaplan:	That’s correct.

Mr. Ende:	Is there any thoughts on whether as we move into the future, there will be more overlap in terms of Symbol doing printers and your doing scanners or the kind of stuff they do?

Mr. Kaplan:	Are you asking do we expect to go into the scanning and PDA business?

Mr. Ende:	I guess I’m asking whether kind of the sharper lines dividing what people did in the past are likely to get fuzzy in the future.

Mr. Kaplan:

At the way that we operate, at the customer level, what we have are solutions that are being delivered.  And we use predominantly indirect channels at Zebra.  And so consequently from a customer’s perspective, what they’re seeing is a single source of supply, basically someone with system design capability with integration capability, and someone who is sourcing the various components, putting them together into a package, and implementing them at a customer site.  So the customer interface is, while supported by the manufacturers very frequently, both Symbol and Zebra, is a package, a package solution.  So Zebra basically does not have the intent of going ahead and selling a system solutions at the end user level directly to the customer.  While we do some business direct, we by and large are an indirect company.  I think Randy mentioned earlier in response to another question, 15% of our business goes through Scan Source.  So that’s a two-step distribution.  They’re selling to VARs, who in turn are selling to the user.  So that’s the business model that we’re implying.

Mr. Ende:	Okay. The second question actually relates to sales through distribution. Is some of the strength that you identified in that area the result of the new channel program that you began?

Mr. Kaplan:

Our channel program has been received very well by the channel partners.  It has clarified our position.  It deals with three different levels of partner.  It specifies the various benefits that each of those partner levels receive.  And so I think that we’ve gotten clarity, and perhaps in some cases, more fairness in the system.  And as I said, it’s been received quite well.  Whether or not it’s improved sales, I can’t quantify that.  I would expect that it certainly has improved satisfaction, so that probably does result to some extent in improved results.

Mr. Ende:	Has it had the effect of moving some sales through two-step that hadn’t been through two-step previously?

Mr. Kaplan:	I couldn’t say. I really don’t know.

Mr. Ende:	Okay. Thank you.

Mr. Kaplan:	Yes.

Operator:	You do have a follow-up question from Peter Barry from Bear Stearn.

Mr. Barry:	I wanted to have the last word.

Mr. Whitchurch:	You’re going into the penalty box.

Mr. Barry:	You have to open with limits the next time around. Ed, just to follow-up on an earlier question, Symbol has made it clear that their intention is to increase their indirect portion of revenues.

Mr. Kaplan:	Yes.

Mr. Barry:	Perhaps 80 or 85% of total revenues. Are you giving any serious thought to anything near that level of indirect –

Mr. Kaplan:	I would say we’re already there.

Mr. Barry:	You are already there?

Mr. Kaplan:

Actually the way I would look at this, Peter, is that prior to the acquisition of Comtec, probably 95% of our business was indirect.  And I don’t know exactly what the numbers are with Comtec, and there is some business where we’re selling portable products direct, and then there are other products that are being included in the package, if you will, for those customers.  But my expectation is – I’ve not done a count here or tried to do a count – but I would say that we’re somewhere around 80, maybe 85% of our business is indirect in some way.  There’s not that much direct business.  Now we include, just for clarification, OEM business as being indirect because the OEM is taking the product, which we are frequently private labeling for them or customizing for them, and then they’re taking it and reselling it to really an end customer.  They’re adding some value, but reselling it.  So we consider that to be an indirect sale as well.

Mr. Barry:	Just one final question. In your comments you mentioned that 23% of Q3 revenues were attributable to products introduced in the last 18 months.

Mr. Kaplan:	Printer products, yes.

Mr. Barry:	Say it again?

Mr. Kaplan:	Twenty-three percent of our printer products.

Mr. Barry:	Printer products?

Mr. Kaplan:	Yes.

Mr. Barry:

As your RFID initiative ramps, is that percentage likely to rise as you see it, and is there an optimal number or a target number that we should think about as we regards the importance of new products –

Mr. Kaplan:

We sort of view it as, for us, it’s sort of a relative measure to where we’ve been in the past.  It’s a measure of sort of your productivity, how well you’re matching customer requirements to new product introductions, how effective your selling organization is.  So from a vitality measurement, and like a vital statistic.  And if it was down to 10%, for example, we would feel pretty bad.  And if it were up to 30%, we’d say that that would be pretty good.  The vitality would be quite high.  We are in a reasonable zone.  This is only looking at sales over the previous 18 months.  And so it says that those products just did not exist 18 months ago, and that means some of them are three months, four months, five months old, others are as old as 18 months.  And so it is a measure.  We don’t look to necessarily try and compare it with anybody else.  It’s more of our own barometer.

Mr. Barry:	Thanks a lot.

Mr. Kaplan:	Yes.

Operator:	You have another follow-up question from Greg Halter from LJR Great Lakes Review.

Mr. Halter:

Sorry Peter didn’t get in there at the end.  Guys, I wonder if you could comment on your investment portfolio and whether or not there have been any significant changes to the components of that that you disclosed as of 12/02?

Mr. Whitchurch:

No, there haven’t, Greg.  Actually the composition of the portfolio, 90% of it is U.S. governments or state and municipal bonds.  And we’ve got 5% in corporates and 5% in some partnership interest.  And that’s essentially the same as what it was at the end of the year.

Mr. Halter:	And anything new on the Paxar suit?

Mr. Kaplan:	Nothing that we have to report today.

Mr. Halter:	Okay. And finally, in your latest 10-Q you talked about the R&D situation on the taxes. Is that what you referenced on this call?

Mr. Whitchurch:	Yes.

Mr. Halter:	And the Illinois Department of Revenue litigation is still out there?

Mr. Whitchurch:

Actually there will be some more disclosures on that in the 10-Q.  Essentially that’s ongoing right now, although we’ve gotten a couple of adverse decisions from both the trial court and the appeals court on that.  We’re going for a re-hearing on it, but we have not made any change to our provision for the adverse ruling.  So we’re pretty cool with that at the present time.  There’s a whole series of options that we have, ranging from settlement to an amnesty program, to continuing litigation on that issue.  And we’re going to be reaching some conclusion on that we believe sometime in the fourth quarter.

Mr. Halter:	So that 2.94 million that you disclosed, if you lose, it’s still there, or on the other side, 4.55?

Mr. Whitchurch:	I’d have to go back and check those figures, but essentially that would be about right.

Mr. Halter:	All right. Thanks.

Operator:	At this time there are no further questions. Mr. Whitchurch, are there any closing remarks?

Mr. Whitchurch:

No, I don’t have any further remarks at this end.  I just want to thank you all for participating.  And our next call will be to discuss fourth quarter results sometime in early February, and the date is up on our website.  So thank you again for your participation.  We look forward to seeing you – talking with you in February.

Operator:

Thank you for participating in today’s Zebra Technologies Third Quarter Earnings Release Conference Call.  This call will be available for replay beginning at 12:00 Eastern Standard Time today through 11:59 P.M. Eastern Standard Time, November 6, 2003.  The conference ID number for the replay is 2903258.  Again, the conference ID number for the replay is 2903258.  The number to dial for the replay is 706-645-9291. Again, thank you for participating in today’s Zebra Technologies Third Quarter Earnings Release Conference Call. [END OF CONFERENCE CALL]